Exhibit 99.1

DREAMWORKS ANIMATION REPORTS
FOURTH QUARTER AND YEAR-END 2013 FINANCIAL RESULTS
Non-Feature Film Revenue Up 24% Year-over-Year as DreamWorks Invests in Growth Areas
________________________________________________________________________

Glendale, California - February 25, 2014 - DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today announced financial results for its fourth quarter ended December 31, 2013. For the quarter, the Company reported total revenue of $204.3 million and net income attributable to DWA of $17.2 million, or earnings per share of $0.20 cents on a fully diluted basis, which includes the impacts of impairment charges and a gain on the sale of technology in the quarter. For the 12 months ended December 31, 2013, the Company reported total revenue of $706.9 million and net income attributable to DWA of $55.1 million, or earnings per share of $0.65 cents on a fully diluted basis.

The Company’s fourth quarter 2013 results included an impairment charge of $13.5 million, or a loss of approximately $0.12 cents of earnings per share on a fully diluted basis, related to the Turbo feature film, as a result of its performance during the last two months of the quarter. The Company also recorded an impairment charge of $6.7 million, or a loss of approximately $0.06 cents of earnings per share on a fully diluted basis, related to other content. Additionally, Other Operating Income of $6.4 million, or a gain of approximately $0.05 cents of earnings per share on a fully diluted basis, was recorded in the quarter related to the sale of a consumer social app that was in development.

“We made significant progress in 2013, transforming and positioning DreamWorks Animation for long-term success as a diversified family entertainment Company,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “In 2014, we have three great feature film releases, led by Mr. Peabody & Sherman on March 7th, followed by the sequel to one of our most beloved films, How to Train Your Dragon 2 in June, and Home in November, which has an incredible voice cast led by Rihanna and Jim Parsons. Beyond our feature films we plan to continue to invest in our television, consumer products, digital and location-based entertainment businesses, where we believe there are significant growth opportunities for our Company going forward.”

The feature film segment contributed revenue of $127.9 million and gross profit of $53.4 million to the fourth quarter.

Turbo, which was released theatrically on July 17, 2013, reached $282.6 million at the worldwide box office. The film contributed feature film revenue of $1.6 million in the quarter. Turbo was released into the domestic home entertainment market on November 12, 2013. The film reached an estimated 3.3 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

The Croods contributed feature film revenue of $59.7 million in the quarter, primarily from home entertainment. The film was released into the domestic home entertainment market on October 1, 2013 and reached an estimated 6.7 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

Rise of the Guardians contributed feature film revenue of $8.5 million to the quarter, primarily from television and home entertainment. The film reached an estimated 5.2 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

Madagascar 3: Europe’s Most Wanted contributed feature film revenue of $11.4 million to the quarter, primarily from home entertainment. The film reached an estimated 8.8 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

Library titles contributed feature film revenue of $46.8 million to the quarter.

The Television segment contributed revenue of $47.1 million and gross profit of $7.3 million to the fourth quarter, primarily from Classic Media and DreamWorks specials holiday content, as well as DreamWorks Dragons: Riders of Berk on Cartoon Network.

The Consumer Products segment contributed revenue of $12.4 million and gross profit of $2.0 million to the fourth quarter, primarily from Classic Media.

The segment consisting of all Other items contributed revenue of $16.8 million and gross profit of $2.3 million to the fourth quarter, primarily from streaming rights related to Shrek The Musical.
Costs of revenue for the quarter equaled $139.3 million. Selling, general and administrative expenses totaled $51.9 million, including $3.8 million of stock-based compensation expense.

The Company’s income tax expense for the fourth quarter was $1.7 million. The Company’s combined effective tax rate, its actual tax rate coupled with the effect of a tax sharing agreement with a former stockholder, was 5.7% for the fourth quarter. The Company currently expects that its full-year 2014 combined effective tax rate will be in the mid-30% range.

Significant first quarter 2014 events include the theatrical release of Mr. Peabody & Sherman as well as the release of The Croods and Turbo into the domestic pay television market.

The Company’s full-year 2014 results are expected to be driven primarily by the performance of Mr. Peabody & Sherman and How to Train Your Dragon 2.

Items related to the earnings press release for the fourth quarter of 2013 will be discussed in more detail on the Company’s earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, February 25, 2014, at 4:30 p.m. (ET). Investors can access the call by dialing (800) 230-1085 in the U.S. and (612) 332-0530 internationally and identifying “DreamWorks Animation Earnings” to the operator. The call will also be available via live webcast at ir.dreamworksanimation.com.
A replay of the conference call will be available shortly after the call ends on Tuesday, February 25, 2014. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 316153 as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at ir.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. DreamWorks Animation has been named one of the “100 Best Companies to Work For” by FORTUNE® Magazine for five consecutive years. In 2013, DreamWorks Animation ranks #12 on the list.  All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 28 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

Contact:
Davin Lincoln
DreamWorks Animation Investor Relations
(818) 695-6472
davin.lincoln@dreamworks.com

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2013	2012
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$95,467	$59,246
Trade accounts receivable, net of allowance for doubtful accounts	131,244	109,102
Receivables from distributors, net of allowance for doubtful accounts	282,726	266,185
Film and other inventory costs, net	943,486	820,482
Prepaid expenses	20,555	18,593
Other assets	23,385	14,869
Investments in unconsolidated entities	38,542	9,782
Property, plant and equipment, net of accumulated depreciation and amortization	186,670	188,986
Deferred taxes, net	221,920	238,007
Intangible assets, net of accumulated amortization	150,511	148,234
Goodwill	179,722	71,406
Total assets	$2,274,228	$1,944,892
Liabilities and Equity
Liabilities:
Accounts payable	$5,807	$6,611
Accrued liabilities	263,668	123,886
Payable to former stockholder	262,309	277,632
Deferred revenue and other advances	36,425	25,517
Revolving credit facility	—	165,000
Senior unsecured notes	300,000	—
Total liabilities	868,209	598,646
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders' Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 104,155,993 and 102,687,323 shares issued, as of December 31, 2013 and 2012, respectively	1,042	1,027
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 shares issued and outstanding, as of December 31, 2013 and 2012	78	78
Additional paid-in capital	1,100,101	1,057,452
Accumulated other comprehensive (loss) income	(600)	313
Retained earnings	1,072,398	1,017,314
Less: Class A Treasury common stock, at cost, 27,439,119 and 25,661,817 shares, as of December 31, 2013 and 2012, respectively	(768,224)	(730,568)
Total DreamWorks Animation SKG, Inc. stockholders' equity	1,404,795	1,345,616
Non-controlling interests	1,224	630
Total equity	1,406,019	1,346,246
Total liabilities and equity	$2,274,228	$1,944,892

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(in thousands, except per share amounts)
Revenues	$204,283	$264,657	$706,916	$749,842
Costs of revenues	139,309	353,964	449,803	678,672
Gross profit (loss)	64,974	(89,307)	257,113	71,170
Product development	860	1,159	3,347	4,891
Selling, general and administrative expenses	51,889	36,464	192,135	131,242
Other operating income	(8,517)	—	(14,709)	—
Operating income (loss)	20,742	(126,930)	76,340	(64,963)

Non-operating income (expense):
Interest (expense) income, net	(928)	(616)	(57)	481
Other income, net	1,298	1,607	6,187	8,280
Decrease (increase) in income tax benefit payable to former stockholder	677	804	(675)	2,565
Income (loss) before loss from equity method investees and income taxes	21,789	(125,135)	81,795	(53,637)

Loss from equity method investees	2,781	—	6,891	—
Income (loss) before income taxes	19,008	(125,135)	74,904	(53,637)
Provision (benefit) for income taxes	1,726	(42,427)	19,181	(17,215)
Net income (loss)	17,282	(82,708)	55,723	(36,422)
Less: Net income attributable to non-controlling interests	92	—	639	—
Net income (loss) attributable to DreamWorks Animation SKG, Inc.	$17,190	$(82,708)	$55,084	$(36,422)

Net income (loss) per share of common stock attributable to DreamWorks Animation SKG, Inc.
Basic net income (loss) per share	$0.20	$(0.98)	$0.66	$(0.43)
Diluted net income (loss) per share	$0.20	$(0.98)	$0.65	$(0.43)
Shares used in computing net income (loss) per share
Basic	84,159	84,596	83,994	84,228
Diluted	86,432	84,596	85,293	84,228

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2013	2012
	(in thousands)
Operating activities
Net income (loss)	$55,723	$(36,422)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization and write-off of film and other inventory costs(1)	360,480	567,936
Amortization of intangible assets	10,475	2,189
Stock-based compensation expense	18,531	17,044
Amortization of deferred financing costs	338	651
Depreciation and amortization	4,459	4,158
Revenue earned against deferred revenue and other advances	(95,631)	(74,197)
Income related to investment contributions	(16,145)	—
Gain on sale of a technology project	(6,377)	—
Loss from equity method investees	6,891	—
Deferred taxes, net	20,394	(18,408)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Trade accounts receivable	(26,094)	(28,502)
Receivables from distributors	(17,430)	(35,105)
Film and other inventory costs	(440,416)	(449,974)
Intangible assets	1,021	—
Prepaid expenses and other assets	(8,809)	(3,305)
Accounts payable and accrued liabilities	46,475	5,647
Payable to former stockholder	(15,322)	(16,765)
Income taxes payable/receivable, net	449	111
Deferred revenue and other advances	127,980	93,339
Net cash provided by operating activities	26,992	28,397
Investing activities
Investments in unconsolidated entities	(19,451)	(3,000)
Proceeds from sale of a technology project	6,409	—
Purchase of character rights	—	(11,900)
Purchases of property, plant and equipment	(39,385)	(61,734)
Acquisitions, net of cash acquired	(32,120)	(157,550)
Net cash used in investing activities	(84,547)	(234,184)
Financing activities
Excess tax benefits from employee equity awards	—	863
Proceeds from stock option exercises	6,886	—
Deferred financing costs	(7,732)	(5,297)
Purchase of treasury stock	(37,656)	(10,035)
Borrowings from revolving credit facility	68,000	200,000
Repayments of borrowings from revolving credit facility	(233,000)	(35,000)
Borrowings from senior unsecured notes	300,000	—
Net cash provided by financing activities	96,498	150,531
Effect of exchange rate changes on cash and cash equivalents	(2,722)	(1,591)
Increase (decrease) in cash and cash equivalents	36,221	(56,847)
Cash and cash equivalents at beginning of year	59,246	116,093
Cash and cash equivalents at end of year	$95,467	$59,246
Non-cash investing activities:
Contingent consideration portion of business acquisition purchase price	$95,000	$—
Intellectual property and technology licenses granted in exchange for equity interest	13,596	1,780
Services provided in exchange for equity interest	2,675	—
Total non-cash investing activities	$111,271	$1,780
Supplemental disclosure of cash flow information:
Cash refunded during the year for income taxes, net	$1,693	$27
Cash paid during the year for interest, net of amounts capitalized	$—	$7,343
(1) Included within this amount is depreciation and amortization, interest expense and stock-based compensation previously capitalized to "Film and other inventory costs." During the years ended December 31, 2013 and 2012, these amounts totaled $29,456 and $40,666, respectively.